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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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For Immediate Release

WALTER HEWLETT COMMENTS ON ISS

ISS Misses Point – Compaq Merger Destroys Stockholder Value

Palo Alto, CA, March 5, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees today issued the following statement regarding Institutional Shareholder Services’ (ISS) announcement on the proposed merger between Hewlett-Packard (NYSE:HWP) and Compaq (NYSE: CPQ):

We strongly disagree with the ISS decision. We believe ISS has missed the point — we believe that the HP/Compaq merger will destroy stockholder value. It has been widely reported and many clients of ISS have told us they are independently evaluating the financial and strategic implications of the transaction, and we believe they will vote their HP shares AGAINST the merger based on the lack of merits of the proposed transaction.

ISS has primarily advised its clients on matters related to corporate governance. ISS clearly has a predisposition to support management and makes a general presumption that boards do the right thing. In the post-Enron world, it is obvious that these assumptions need to be questioned. This is especially the case here, given the obvious strength of the arguments against the proposed merger and the market’s dramatic reaction to the merger — once upon announcement when the HP stock price dropped 18.7% and once when our opposition was announced and the HP stock rose 17.3%. Since this merger was announced, HP stockholders have lost almost $9 billion relative to an index of comparable companies.1

The proposed merger will cut HP stockholders’ ownership in the crown jewel, Imaging & Printing, by 35%, while more than doubling stockholders’ exposure to a troubled commodity PC business. This transaction has substantial and unacceptable integration risks. HP stockholders could realize $14 to $17 more per share without Compaq under our “Focus and Execute” strategy.2  This vote is about shareholder value — nothing more, nothing less.

We continue to urge HP stockholders to vote AGAINST the proposed merger with Compaq on the GREEN proxy card. HP Stockholders should also note that if they just vote down the transaction on March 19, no $675 million breakup fee is payable by HP to Compaq.

HP stockholders don’t have to take our word for it — experienced business experts as well as stockholders with significant HP investments who have concerns similar to ours have studied this transaction.

Here is what some of those experts and HP stockholders have said publicly regarding their opposition to the proposed merger with Compaq:

“Our concern is that too often in the past numerous technology companies have prized the number one market share position as the ‘be-all, end-all’ measure of success, which has done little for investors.”

Walter J. Winnitzki, First Albany Corp., First Call, 3/5/02*

“We believe that investors are taking on material risk for relatively modest upside to HWP’s standalone FY 2003 earnings.”
Toni Sacconaghi, Sanford Bernstein, First Call, 2/28/02

“We continue to believe the lack of synergies in other areas and the enormous integration challenges inherent in a merger of this size far outweigh these potential benefits. HP’s recent strength in execution suggests that the company could have significantly improved its competitive advantage in the IT industry without the Compaq merger.”
Bill Shope, ABN AMRO, First Call, 2/28/02

“It’s an asymmetric payoff to the negative side, we feel, and it just isn’t worth taking on the huge integration risks for just a little bit of upside.”
Bruce Garelick, Loomis Sayles & Co., Bloomberg TV, 2/27/02

“We went through an exhaustive process, and Walter Hewlett’s alternative of a refocus on the enterprise business, with a serious look at spinning off the printer business is the best value alternative.”
Vinit Bodas, Brandes Investment Partners LP, The Wall Street Journal, 2/26/02

“Walter Hewlett is right, I believe, about the merger compounding H-P’s problems because it increases its exposure to PCs at a time when the business has become depressingly commodity-based and nearly profitless.”
Jim Seymour, PC Magazine columnist, TheStreet.com, 2/25/02*

“When it comes to substance — we favor the Hewlett argument.”
Kimberly Alexy, Prudential Securities, Inc., First Call, 2/19/02

“We remain opposed to the potential HWP/CPQ combination due to the dilution of HWP investors’ exposure to the imaging business, increased exposure to the unattractive PC business, unlikely benefit from economies of scale in the combined PC operations, relatively unattractive nature of CPQ’s services businesses, and risk of customer defections in Compaq’s enterprise installed base.”
Don Young, UBS Warburg, First Call, 1/31/02

“No large-scale high-tech merger has ever worked-ever...Melding two large and fiercely competitive organizations is a formidable challenge in any industry.”
David Yoffie, Harvard Business School, The Wall Street Journal, 12/17/01

We are very encouraged by what we are hearing from HP stockholders. We believe that they understand the substance of our arguments and we are confident that they will vote against the transaction.

We urge you to vote “NO” on the Compaq merger by checking the “AGAINST” box on your GREEN proxy. Simply sign, date and mail back your green card promptly. Please do NOT return any white proxy cards. A $25 billion mistake is not the HP Way.

For additional information, visit our website at www.votenohpcompaq.com.

1 The Comparable Company Index represents the combined common stock performance of Accenture Ltd, Apple Computer, Inc., Computer Sciences Corporation, Dell, Electronic Data Systems Corporation, EMC Corporation, Gateway, Inc., International Business Machines Corporation, KPMG International, Network Appliance, Inc., and Sun Microsystems, Inc. These comparable companies are the same companies used by Goldman Sachs in performing its “Selected Companies Analysis” in connection with rendering its fairness opinion to HP.

2 Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.

•     Permission to use quotation neither sought nor obtained

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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Contact:

Media: Joele Frank/Todd Glass Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449